UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
             ( ) Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. Name and Address of Reporting Person
                                 HILL, HOWARD F.
                                7610 MIRAMAR ROAD
                               SAN DIEGO, CA 92126
                                       USA

                   2. Issuer Name and Ticker or Trading Symbol
                               RF INDUSTRIES, LTD
                                     (RFIL)

        3. IRS or Social Security Number of Reporting Person (Voluntary)

                           4. Statement for Month/Year
                                      02/00

                 5. If Amendment, Date of Original (Month/Year)

     6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
      ( ) Director ( ) 10% Owner ( X) Officer (give title below) ( ) Other
                                 (specify below)
                                 PRESIDENT, CEO

           7. Individual or Joint/Group Filing (Check Applicable Line)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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

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Common Stock(RFIL)          06/99   M        2,000            A      .85        19,000             D
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Common Stock(RFIL)          06/99   M       18,000            A     1.00        37,000             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)

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FORM 4 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)

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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
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Common Stock Option     $1.33   10/31   T       2,000     A   10/   10/     Non-Qualified              418,660      D
                                 /99                          31/   31/     Stock Option
                                                              99   2009
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Common Stock Option     $1.56   10/31   T       2,000     A   10/   10/     Incentive                  420,660      D
                                 /99                          31/   31/     Stock Option
                                                              99   2009

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Common Stock Option     $0.10   07/06   T      83,340     A   7/6/  *1        Employee                 504,000      D
                                 /99                           99           Stock Option

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Explanation of Responses:  no expiration on Employee Stock Option Plan

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                              /s/   Howard F Hill             February 29, 2000
                          ---------------------------------  -------------------
                          **Signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.